Exhibit 99.1

ASTROTECH REPORTS SECOND QUARTER OF FISCAL YEAR 2023 FINANCIAL RESULTS

Austin, Texas – February 13, 2023 – Astrotech Corporation (Nasdaq: ASTC) (the “Company” or “Astrotech”) reported its financial results for its second quarter of fiscal year 2023, which ended December 31, 2022.

Financial Highlights & Recent Developments

●	Astrotech’s consolidated balance sheet remains strong with $46.8 million in cash and liquid investments.

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Year-to-date revenue totaled $301 thousand and was generated by sales of TRACER 1000™ explosive trace detector (ETD), as well as recurring maintenance services and sales of consumables for the TRACER 1000. The decrease in revenue from the prior fiscal year is primarily the result of Astrotech shifting focus from the volatile ETD market to commercialization and marketing of the AgLAB 1000-D2.

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Year-to-date gross margin increased to 38% from 18%, an increase of 111%, for fiscal year 2023, compared to fiscal year 2022, due to the higher margins provided by recurring maintenance services and consumables sales.

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Our AgLAB subsidiary launched the AgLAB 1000-D2™ and the Maximum Value Processing (D2-MVP) control system. D2-MVP is a ruggedized mass-spectrometer that is designed for the cannabis and hemp processing lab and provides control over the distillation processes through “selected-point” testing of the processed oils. The D2-MVP control system has been designed to improve ending-weight yields, potencies, and revenues by as much as 45% as compared to traditional distillation methods.

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Our BreathTech subsidiary determined that, based on analysis of data from testing of breath samples procured during our library development, the BreathTest-1000™ lung disease screening instrument can clearly distinguish between infected and healthy breath samples. The BreathTest-1000 is a breath analysis tool designed to screen for volatile organic compound metabolites found in a person’s breath that could indicate they may have a bacterial or viral infection.

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Astrotech expanded the size of its Board of Directors with the appointment of Bob McFarland as a director on January 27, 2023. Mr. McFarland brings extensive executive management experience with domestic and international enterprises, with a focus on information technology and working with and for the federal government.

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On December 5, 2022, the Company effected a reverse stock split primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on The Nasdaq Stock Market LLC. On December 19, 2022, the Company received written notice from the Listing Qualifications Department of Nasdaq stating that the Company had regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Capital Market. Numbers presented in the financial statements presented below have been adjusted to reflect the reverse stock split.

●	Astrotech’s Board of Directors authorized a $1 million dollar share repurchase program, effective November 17, 2022.

“We are very excited about introducing the D2-MVP to the fast-growing hemp and cannabis industries. The D2-MVP has demonstrated that our highly versatile ATI mass spectrometer technology can significantly improve customer processing results in many applications throughout the chemical manufacturing industry. With our rugged mass-spec and automatic calibration-tuning, the D2-MVP can be placed on the factory floor and typically produces processing results in less than a minute. This technological advancement makes it possible for the operator to perform many adjustments throughout the batch process while fine tuning for yields, color, and quality,” stated Thomas B. Pickens, III, Astrotech’s Chairman, Chief Executive Officer and Chief Technical Officer. “We are also excited to have determined that the BreathTest-1000 can differentiate between healthy and infected breath samples. We are continuing to collect additional diseased and blank breath samples so that the artificial intelligence system can learn to detect against diverse and challenging breath backgrounds with the ultimate objective of the detection algorithm being able to meet the criteria needed to obtain approval from the U.S. Food and Drug Administration. Lastly, the Astrotech Board of Directors is pleased to have Bob McFarland join the Board. We look forward to Bob’s guidance and perspective as the Company continues to pursue its goals in the mass-spec industry,” concluded Mr. Pickens.

Exhibit 99.1

About Astrotech Corporation

Astrotech (Nasdaq: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly-owned subsidiaries. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB is developing chemical analyzers for use in the agriculture market. BreathTech is developing a breath analysis tool to screen for volatile organic compound metabolites that that could indicate they may have a bacterial or viral infection. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

About the AgLAB 1000™ and the BreathTest-1000™

This press release contains information about our new products under development, AgLAB 1000 and BreathTest-1000. Product development involves a high degree of risk and uncertainty, and there can be no assurance that our new products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. In addition, FDA approval will be required to market BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and there can be no assurance that FDA approval for BreathTest-1000 will be granted on a timely basis or at all.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the severity and duration of the COVID-19 pandemic and its impact on the U.S. and worldwide economy, the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Jaime Hinojosa, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

Exhibit 99.1

ASTROTECH CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue	$263	$561	$301	$748
Cost of revenue	155	441	187	616
Gross profit	108	120	114	132
Operating expenses:
Selling, general and administrative	1,558	1,728	3,200	3,154
Research and development	1,364	652	2,492	1,291
Total operating expenses	2,922	2,380	5,692	4,445
Loss from operations	(2,814)	(2,260)	(5,578)	(4,313)
Other income and expense, net	396	80	631	104
Loss from operations before income taxes	(2,418)	(2,180)	(4,947)	(4,209)
Income tax benefit	—	—	—	—
Net loss	$(2,418)	$(2,180)	$(4,947)	$(4,209)
Weighted average common shares outstanding:
Basic and diluted	1,613	1,583	1,613	1,582
Basic and diluted net loss per common share:
Net loss	$(1.50)	$(1.38)	$(3.07)	$(2.66)
Other comprehensive loss, net of tax:
Net loss	$(2,418)	$(2,180)	$(4,947)	$(4,209)
Available-for-sale securities:
Net unrealized losses, net of zero tax expense	(2)	(197)	(370)	(245)
Total comprehensive loss	$(2,420)	$(2,377)	$(5,317)	$(4,454)

Exhibit 99.1

ASTROTECH CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	June 30,
	2022	2022
	(Unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$15,889	$26,453
Short-term investments	30,953	26,173
Accounts receivable	112	56
Cost and estimated revenue in excess of billings	4	2
Inventory, net:
Raw materials	1,012	864
Work-in-process	167	136
Finished goods	318	518
Prepaid expenses and other current assets	979	748
Total current assets	49,434	54,950
Property and equipment, net	1,554	1,098
Operating leases, right-of-use assets, net	336	162
Other assets, net	11	11
Total assets	$51,335	$56,221
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	301	169
Payroll related accruals	711	816
Accrued expenses and other liabilities	965	961
Income tax payable	1	2
Term note payable - related party	—	500
Lease liabilities, current	291	234
Total current liabilities	2,269	2,682
Lease liabilities, net of current portion	356	303
Total liabilities	2,625	2,985
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 shares of Series D issued and outstanding at December 31, 2022 and June 30, 2022	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized at December 31, 2022 and June 30, 2022; 1,690,450 and 1,685,595 shares issued and outstanding at December 31, 2022 and June 30, 2022, respectively	190,643	190,642
Additional paid-in capital	80,295	79,505
Accumulated deficit	(220,659)	(215,712)
Accumulated other comprehensive loss	(1,569)	(1,199)
Total stockholders’ equity	48,710	53,236
Total liabilities and stockholders’ equity	$51,335	$56,221

Note: The balance sheet at June 30, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the United States generally accepted accounting principles for complete financial statements.